Exhibit 10.8

May 08, 2014

Mr. Enrique Marchese

emarchese@gmail.com

Re: Board of Directors - Offer Letter

Dear Rick:

We are very pleased to offer you a position as a member of the Board of Directors (the "Board") of Grand Perfecta, Inc. (the "Company"). This offer, which is subject to the approval of each of the current members of our Board, is based on the following terms and conditions:

Term:	Your appointment will be effective as of May I, 2014. Your term as a director shall continue until your successor is duly elected and qualified. The position shall be up for re-election each year at the annual shareholder's meeting and upon re-election, the terms and provisions of this letter shall remain in full force and effect unless otherwise revised on such terms mutually agreed upon to by you and the Company.

Responsibilities:	As a director of the Company, your duties and responsibilities will be those reasonably and customarily associated with such position. Every year, the Board shall hold such number of meetings at such times and locations as determined by the Chairman of the Board. Upon the reasonable request of the Chairman, you will agree to attend one or more board meetings via teleconference, videoconference or in person.

Services for Others:	You will be free to represent or perform services for other persons and/or companies during the term of this agreement. However, you agree that you do not presently perform and do not intend to perform, during the term of this agreement, similar duties, consulting or other services for companies whose businesses are, in any way, competitive with the Company (except for companies previously disclosed by you to the Company in writing). Should you propose to perform similar duties, consulting or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company.

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Compensation:	In consideration for your service as a member of the Board, the Company agrees to pay you an annual cash compensation of US$30,000 for so long as you remain a member of the Board. The annual compensation shall be paid to you in equal monthly installments of US$2,500 throughout the year, consistent with the normal payroll practices of the Company. In addition, the annual compensation will be pro-rated daily (based on a 360-day year) for any portion of the year during which you serve as a director.

Expenses:	If the Chairman requests your presence at a board meeting, the Company agrees to reimburse all of your travel and other reasonable out-of-pocket expenses, including, without limitation, meals and lodging, related to the board meeting. In addition, the Company agrees to reimburse you for reasonable expenses that you incur in connection with the performance of your duties as a director of the Company.

Confidentiality:	As a condition of this offer, you will be required to preserve the Company's proprietary and confidential information and you must comply with the Company's policies and procedures.

Indemnification:	The Company shall indemnify, defend and hold you harmless if you are, were or become a party, or are threatened to be made a party, to any action or proceeding, whether civil, criminal, administrative or investigative, by reason of

i. the fact that you are or were a director, member of any committee of the Board, officer, employee or agent of the Company, or any subsidiary of the Company,

ii. your action or inaction while an officer or director, or

iii. the fact that you are or were serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually incurred by you in connection with such action or proceeding.

Condition to Indemnification Obligations. As a condition precedent to the indemnification obligations of the Company with respect to a particular claim, you shall (i) give prompt notice to the Company of such claim, and (ii) take all reasonable actions requested by the Company to cause the insurers to pay, on your behalf, all amounts payable as a result of such claim in accordance with the terms of a D&O Insurance policy (or any other applicable insurance policy)

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Independent Contractor:	In performing your services on the Board, you will be an independent contractor and not an employee of the Company. Except as set forth in this agreement, you will not be entitled to any additional compensation or participate in any benefit plans of the Company in connection with your services on the Board.

This offer to serve as a member of the Board shall be at the will of the Board, which means that either party can terminate this relationship at any time. Upon accepting our offer to join the Board, you agree we will have the right to mention your name and other customary information in documents we file with the Securities and Exchange Commission, press releases and other business documentation as appropriate, including, inclusion of such information in our registration statement and the related prospectus naming you as a person about to become a member of the Board and such other information regarding you as is required to be included therein under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

To accept this offer, please sign the acknowledgment at the end of this letter acknowledging and agreeing to the terms and conditions of your service as a member of the Board of the Company.

Please contact me with any questions regarding the foregoing.

Sincerely,

By: /s/ Shuya Watanabe

Shuya Watanabe

Grand Perfecta, Inc. Chairman of the Board

ACKNOWLEDGED AND AGREED TO BY:

/s/ signature

Date: May 8, 2014